Exhibit (a)(4)

FOR IMMEDIATE RELEASE

                           Jefferson Smurfit Group plc

                            ("JSG" or the "Company")

                        NYSE: JS      SMFT.I      SMFT.L


Not for release, publication or distribution, in whole or in part, in or into Australia, Canada or Japan

DUBLIN, LONDON & NEW YORK, 14 JULY 2002:

The Independent Directors of JSG have previously announced that, in addition to the offer for JSG from MDCP Acquisitions I, they had received an approach from an unaffiliated financial party.

That party has, over the last month, been provided with relevant information and access to management pursuant to the Irish Takeover Rules. The party has now informed JSG and its advisers that it does not intend to make a competing offer for JSG.

The Independent Directors confirm that no other approaches have been received and they have not been asked to provide any information to any other party interested in making an offer for JSG.

The offer by MDCP Acquisitions I, which is unanimously recommended by the Independent Directors, remains open for acceptance until 6 August.


The directors of JSG accept responsibility for the information contained in this announcement other than in relation to the recommendation of the Independent Directors. The Independent Directors accept responsibility for their recommendation as referred to above. To the best of the knowledge and belief of the directors of JSG and the Independent Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement for which they have respectively taken responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

END

ENQUIRIES:

UBS Warburg Ltd                Peter Thompson          Tel:  + 44 20 7568 2845
                               Liam Beere              Tel:  + 44 20 7568 2286

IBI Corporate Finance          Peter Crowley           Tel:  + 353 1 661 6633

Murray Consultants Ltd         Jim Milton              Tel:  + 353 1 86 255 8400
                               Tom Byrne               Tel:  + 353 1 86 810 4224


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